Gregory, Sharer & Stuart, P.A. Certified Public Accountants and Business Consultants

Consent of Independent Registered Public Accounting Firm

Roland G. Caldwell, Jr., Trustee
Institutional Investor Trust
201 Center Road, Suite Two
Venice, FL 34285

We consent to the reference to our firm in the Prospectus and Statement of Additional Information and to the use in this Registration Statement on Form N-1A of Institutional Investor Trust, comprised of the Sector Allocation Model Fund portfolio, of our report dated August 25, 2010 relating to our audit of the statement of assets and liabilities as of August 10, 2010, appearing in the Statement of Additional Information which is part of this Registration Statement.

Gregory, Sharer & Stuart, P.A.

/s/ Carlos R. Vila

St. Petersburg, Florida
August 26, 2010

100 Second Avenue South ~ Suite 600 ~ St. Petersburg, Florida 33701-4336
727/821-6161 / Fax 727/822-4573
www.gsscpa.com